NEWS RELEASE

CONTACT:
Roni Imbeaux
Vice President, Finance and Investor Relations
404-407-1104
rimbeaux@cousins.com

Cousins Properties Strengthens Portfolio With Capital Recycling in Downtown Austin
Sells 816 Congress and Acquires Partner’s Interest in 300 Colorado

ATLANTA (December 21, 2021) — Cousins Properties (NYSE: CUZ) announced today two strategic transactions in Downtown Austin.
Cousins sold 816 Congress, a 435,000 square foot office building, for a gross sales price of $174 million. 816 Congress was built in 1983 and is currently 78% leased with expirations taking it to 60% leased in early 2023.
Cousins acquired the remaining 50% interest from its partners, Riverside Resources and Ironwood Real Estate, in 300 Colorado, a 369,000 square foot office building, for a gross purchase price of $162.5 million. Cousins received a credit of $15.7 million at closing for its partner’s share of tenant improvements and allowances for future leasing costs. 300 Colorado was completed in 2021 and is currently 88% leased. Cousins also prepaid the 300 Colorado construction loan in its entirety and without penalty.
“We’ve had a highly productive year at Cousins, during which we invested over $1 billion in new development starts and acquisitions while selling over $600 million of primarily older vintage, capital intensive assets,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “We are excited to consolidate our ownership in 300 Colorado. This newly constructed trophy property offers a dynamic environment, which is a differentiator with today’s growing customers.”
About Cousins Properties
Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.
About Riverside Resources
Riverside Resources is a privately-held real estate investment firm based in Austin, Texas that focuses on development and investment across all product types. Riverside has expertise in development, investment, leasing, and management and has consistently executed upon exceptional real estate opportunities in the Central Texas area building a track record of success and innovation through a portfolio of standout properties.
About Ironwood Real Estate
Ironwood Real Estate is a commercial real estate investment firm which focuses on the acquisition and development of properties throughout Texas. Through its Ironwood affiliates, the firm provides full-service solutions for its properties, its investors, and its third-party clients. In total, Ironwood either owns, leases, or manages 2 million square feet of improved commercial properties in Texas.